UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

SCHEDULE 14A

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Securities Exchange Act of 1934

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NORWOOD FINANCIAL CORP

(Name of Registrant as Specified in its Charter)

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ANNUAL REPORT 2024BUILDINGNORWOOD FINANCIAL CORP

ANNUAL REPORT 2024

A letter to our SHAREHOLDERS

We are pleased to share with you the Company's performance and achievements in this Annual Report.

Together with our customers, employees, and community partners, we have navigated challenges, celebrated milestones, and continued to build on our 154-year legacy of trust and excellence. This year's accomplishments have reaffirmed the importance of adaptability and forward-thinking as we embraced new opportunities to enhance the banking experience. As we reflect on the past year, we are proud to celebrate several significant milestones that underscore our commitment to growth, innovation, and community service.

2024 Financial Results: Building A Strong Future

The Company posted a net loss of $160 thousand, or -$0.02 per diluted share, for the full-fiscal year ended December 31, 2024, compared to the net income of $16.8 million, or $2.07 per diluted share, for the prior fiscal year. This loss was primarily due to the one-time $20 million loss incurred on the sale of securities that took place during the fourth quarter.

In December, we successfully completed a capital raise that enabled us to reposition our investment portfolio for improved yields in future periods. While this incurred a one-time $20 million loss, we believe the portfolio is better positioned for the current and future interest rate environment. As a result of these actions, the Company is financially stronger and better protected from changes in interest rates. These moves should enhance the future financial performance of the bank.

The full-year net interest margin was 2.91% in 2024 versus 3.06% in 2023. Deposit costs were higher in 2024, before the Federal Reserve began to cut rates. Non-GAAP financial measures excluding the one-time $20.0 million pre-tax loss include adjusted net income of $15.6 million, adjusted diluted earnings per share of $1.93, adjusted return on average assets of 0.69%, and an adjusted return on tangible equity of 9.97%, for the year ended December 31, 2024.

We increased our cash dividend declared in the fourth quarter of 2024 to $0.31 per share, which represents a 3.33% increase compared to the fourth quarter of 2023. This makes 33 consecutive years of an increase in the Company's cash dividend, a remarkable achievement and a legacy of shareholder value. I encourage you to read the Management's Discussion and Analysis and the Financial Statement with Footnotes for a full report on our performance.



Achieving Strategic Milestones to Build A Brighter Future

The opening of our new, state-of-the-art Community Office in Forty Fort, Pennsylvania marked an exciting step forward by enhancing accessibility and delivering modern banking solutions to our customers. Surrounded by notable landmarks that define the city, this new office brings modern banking services to a historic and cherished location. We were thrilled to embrace this rich legacy while introducing a forward-thinking vision of banking for the people of Forty Fort.

NEW Office

Wayne Bank opened a new Community Office in Forty Fort, PA. The new office is located at the iconic corner of 983 Wyoming Avenue.



Wayne Bank continues to BUILD MOMENTUM in our communities, including the addition of an office in Forty Fort, PA which opened in January 2025.

JAMES O. DONNELLY | President & CEO

NORWOOD FINANCIAL CORP

Wayne Bank was chosen as a Pillar of the Community because of our commitment to providing the communities we serve with innovative banking technologies and tools. By utilizing the First Front Door program, we have funded households and provided down payment and closing cost assistance to eligible first-time homebuyers. We also partnered with the Home4Good program, supporting numerous projects that have helped the homeless or people at risk of homelessness by providing grants to fund the initiative of securing homes for those in need. We've also supported small businesses throughout our region using the Banking on Business and Banking on Business Inclusion and Equity Fund, to finance the startup, maintenance, and expansion of businesses, while also using the Community Lending Program to create commercial developments and a hotel.



Wayne Bank Honored with Pillar of the Community Award

(Pictured Left to Right) **John Bendel, Sr.** Director of Community Investment, FHLBank Pittsburgh; **Trip Crowley**, VP, Commercial Loan Officer, Wayne Bank; **Linda Mader**, SVP, Commercial Loan Officer, Wayne Bank; **Tom Byrne**, SVP, Commercial Loan Officer, Wayne Bank; **Winthrop Watson**, CEO, FHLBank Pittsburgh; **Jim Donnelly**, President & CEO, Wayne Bank; **William Lance**, EVP & CFO, Wayne Bank; **Michael Rollison**, SVP, Commercial Loan Officer, Wayne Bank; **Collin Ennis**, AVP, Commercial Loan Officer, Wayne Bank; **David Paulson**, COO, FHLBank Pittsburgh. (Not Pictured: **Scott White**, President, Bank of Cooperstown)

Additionally, I was honored to accept a three-year appointment to the Federal Reserve Bank of Philadelphia Advisory Council. This 12-member advisory council includes representatives from commercial banks, thrift institutions, and credit unions. We convene twice a year with officials from the Federal Reserve Bank of Philadelphia. I am committed to utilizing my experience and knowledge to contribute positively to the economic landscape of our nation. Together with my fellow council members, I continue to create an open dialogue and offer informed perspectives to support the Federal Reserve's mission of maintaining a stable and prosperous financial system for all Americans.

Our commitment to innovation and customer convenience led to the introduction of two innovative digital solutions. We launched an enhanced online account opening platform, enabling customers to open checking, savings, and certificate of deposit accounts quickly and securely from the comfort of their own homes. This seamless process empowers our customers to manage their finances with ease and flexibility. Additionally, we introduced Numerated, a new digital loan application platform designed specifically for small businesses. Numerated allows business owners to apply for personalized loan solutions anytime, anywhere, streamlining the process and reducing the time it takes to access critical funding. These advancements reflect our dedication to delivering modern, user-friendly financial solutions that meet the evolving needs of our customers.

Employee Leadership: Our People Drive Our Success

This year, we were proud to shine a spotlight on three exceptional women whose leadership, dedication, and expertise have earned them distinguished recognition in their fields. These remarkable women exemplify strength, professionalism, and the bright future of our industry, and we are honored to celebrate their achievements. Anna Van Acker, Assistant Vice President and Commercial Loan Officer, received the Pennsylvania Bankers Women in Banking Recognition of Excellence "Tomorrow's Promise Award". Anna was recognized for her impact on the financial industry and her community, making her "one to watch" in the Pennsylvania market. Kayla Dixon, Assistant Vice President and Consumer Lending Officer, was honored with the prestigious KlariVis Banking in Brilliance Award, a testament to her hard work and dedication to data and analytics in the banking field. Additionally, Mortgage Loan Officer, Holly DiLeo's, appointment to the Pennsylvania Builders Association (PBA) Board of Directors reflects her leadership and influence within the community and industry partnerships.

The growth and prosperity of our organization has always been due to our outstanding employees. We honored the dedication of those individuals who celebrated milestone years of service with Wayne Bank in 2024. Congratulations to Gail Simpson, Head Teller of our Roscoe Community Office, who celebrated a remarkable 54 years of service. Laurie Bishop, Hawley Assistant Community Office Manager, celebrated 48 years of service; Nancy Hart Senior Vice President, Controller, and Director of Operations, celebrated 45 years of service; Barbara Ridd, Senior Vice President and Mortgage Underwriter, celebrated 35 years of service; and Karen Gasper, Senior Vice President and Regulatory Compliance Manager & BSA Officer, celebrated 25 years of service. Adding employees celebrating twenty-, fifteen-, ten- and five-year anniversaries, the group represents over 300 years of community banking excellence.

This year marked a significant milestone in our bank's history as we celebrated the retirement of our esteemed CFO, William Lance, whose visionary leadership, over forty-four years of experience, and dedication guided us through 14 years of growth and success. Bill was a highly respected member of our executive management team. We were fortunate to benefit from his leadership, financial acumen, and strategic planning skills. During his tenure with Wayne Bank, Bill managed the Bank's finance division including finance and accounting activities, interest rate risk management, managed our investment portfolio, and oversaw the compliance and regulatory departments. Though Bill's professionalism and sense of humor are greatly missed, his retirement is well-deserved and we wish him well.

ANNUAL REPORT 2024Building on this legacy, we were excited to welcome our new CFO, John McCaffery, a dynamic leader with a deep commitment to advancing our mission and driving strategic growth. John joined the Bank with over 30 years of leadership and finance experience in various financial institutions. He brings a wealth of experience and expertise in capital raising, M&A transactions and integrations, growth and restructuring, regulatory and financial compliance, and development of high performing teams. He is a seasoned executive with a proven track record of success, providing finance leadership at multi-billion-dollar asset size financial institutions. He has previously served as CFO for two banks, one smaller and one larger than Wayne Bank, which gives him great insight into where we’ve come from and where we’re striving to go. He has already contributed greatly to our success, and we look forward to the contributions he will bring as we continue to grow and expand.Additionally, we strengthened our governance by adding a new board member, Ronald R. Schmalzle, whose expertise and insights play a pivotal role in shaping our path forward. Ron is a Pike County Commissioner and President, Co-Owner, and General Manager of Recreation Management Corp, which owns and operates several recreation-based businesses in the Northern Region of the Pocono Mountains, including Ski Big Bear at Masthope Mountain and Costa’s Family Fun Park. Ron is also a consultant and the former Executive Director for Camping Management Corp., which operates the award-winning Pine Forest Camp, Lake Owego Camp, and Camp Timber Tops. Ron is a successful businessperson, has extensive prior board experience, and his public service combine to add a unique skill set to the Board. ...these transitions underscore our focus on CONTINUITY, PROGRESS, AND BUILDING A STRONG FOUNDATION for the years ahead. This year, we saw a unique transition as one of our valued board members, Joseph W. Adams, resigned from the Board of Directors and joined Wayne Bank as a senior leader, taking on the newly formed role of Senior Vice President and Director of Wealth Management and Investment Services. In his new role, Joe has provided leadership to the Bank’s Wealth Management and Trust Services department and Norwood Investment Corp. Norwood Financial Corp and Wayne Bank were fortunate to enjoy Joe’s extensive experience and guidance for over nine years during his tenure as Director. I have been delighted that we are continuing to benefit from those qualities, as well as his leadership and expertise in the field of wealth management and investment services. This has been an exciting evolution for Wayne Bank and its employees, customers, and shareholders. These transitions underscore our focus on continuity, progress, and building a strong foundation for the years ahead. To further expand our Wealth Management department, we welcomed Cynthia Galloway as Vice President and Wealth Management Advisor and Operations Manager, bringing her extensive expertise in financial planning and client service. Additionally, we hired Gordon Rhoads as Assistant Vice President and Wealth Management Advisor, based in our new Forty Fort oƒce, to better serve clients in that area. These additions represent a significant step in our commitment to providing comprehensive and personalized wealth management solutions to our customers. This year, we were also proud to onboard our first-ever Director of Risk, Tracie Young, a newly created position that reflects our commitment to proactive risk management and operational excellence. With her extensive expertise and strategic vision, Tracie quickly became a vital asset to our organization, ensuring the Bank remains resilient and well-prepared in an ever-evolving financial landscape. Her exceptional leadership and contributions throughout 2024 were recognized with a well-deserved promotion to Executive Vice President, highlighting her significant impact on our success. This milestone underscores our dedication to fostering talent and innovation as we continue to prioritize the safety, stability, and growth of our Bank.Wayne Bank EXECUTIVE TEAM (Seated Left to Right) Nancy A. Hart, SVP, Controller, & Director of Operations James O. Donnelly, President & CEO John M. McCaery, EVP and CFO Tracie A. Young, EVP, Director of Risk (Standing Left to Right) Vincent G. O’Bell, EVP, Chief Lending Oƒcer Diane M. Wylam, SVP, Senior Trust Oƒcer John F. Carmody, EVP, Chief Credit Oƒcer Kristen E. Lancia, VP & Marketing Manager Ryan J. French, EVP, Director of Human Resources John Baker, SVP and Information Technology Manager (Not Pictured) Steven Daniels, EVP & Director of Consumer Banking; Joseph Mahon, SVP & Finger Lakes Commercial Loan Team Leader Joseph W. Adams, SVP, Director of Wealth Management

NORWOOD FINANCIAL CORP

This year, we strengthened our retail team with the strategic hiring of several key positions to support our growth and enhance our customer service experience. We appointed a new Vice President and Pennsylvania Retail Banking Market Manager, Deborah Kennedy, to drive our PA market growth and development, ensuring our bank remains a trusted partner in the communities we serve. To further strengthen our commercial lending capabilities, we welcomed two new experienced Vice Presidents and Commercial Loan Officers, Russell Rohan and Ronald Poole, to our team in the Bank of the Finger Lakes region. Their extensive knowledge of the local market and commitment to building strong business relationships have already begun to enhance our ability to meet the unique needs of our commercial clients. To further expand our business banking services, we hired a skilled Assistant Vice President and Cash Management Officer, Alissa Weiss, to provide tailored financial solutions for our commercial clients. Additionally, we welcomed several new Community Office Managers. Bobbie Gurnari as the Forty Fort Community Office Manager, Christopher Moshinskie as the Scranton Community Office Manager, and Jolene Steele as the Geneva, Bank of the Finger Lakes Community Office Manager. These experienced leaders are passionate about fostering strong community relationships and providing exceptional customer service.

These additions reflect our commitment to building momentum and investing in talent and expertise to support our mission of delivering personalized and innovative banking solutions.

The year's progress presented many opportunities for employee growth and numerous employees were promoted for their hard work and dedication. The most senior promotions included Steven Daniels to Executive Vice President and Director of Consumer Banking, Ryan French to Executive Vice President and Director of Human Resources, Tracie Young to Executive Vice President and Director of Risk, Matthew Murphy to Senior Vice President and Mortgage Fulfillment Manager, John Baker to Senior Vice President and Information Technology Manager, Nicole Southard to Vice President and Central New York Regional Community Office Manager, and Vonnie Lewis to Vice President and Lakewood Community Office Manager.

A Distinct Community Bank Servicing Customers, Employees, Community, and Shareholders

As a community bank, Wayne Bank is an integral part of both the local community and economy. Throughout 2024, we continued our longstanding tradition of investing in our communities, by donating to hundreds of local schools, food banks, first responders, and neighborhood organizations throughout Pennsylvania and New York. Our dedicated employees actively participated in numerous community events, generously volunteering their time and talents for various organizations, schools, fundraisers, banquets, and local initiatives, demonstrating their unwavering commitment to supporting the communities we serve.

Together, these achievements defined 2024 as a year of progress as we continue to build momentum, positioning us for an even brighter future.

We truly appreciate the support and confidence of our stockholders. We thank you for your ownership interest in Norwood as we continue to work to enhance stockholder value. Please keep us in mind for all your financial needs.



JAMES O. DONNELLY
President and Chief Executive Officer

Board of DIRECTORS



LEWIS J. CRITELLI
Chairman of the Board



JAMES O. DONNELLY
President and CEO



DR. ANDREW A. FORTE
Vice Chairman



SUSAN CAMPFIELD
Board Member
(Retired February 2025)



JEFFREY S. GIFFORD
Board Member



MEG L. HUNGERFORD
Board Member



KEVIN M. LAMONT
Board Member



RALPH A. MATERGIA, ESQ.
Board Member



ALEXANDRA K. NOLAN
Board Member



DR. KENNETH A. PHILLIPS
Board Member



RONALD R. SCHMALZLE
Board Member

ANNUAL REPORT 2024

Directory of OFFICERS

NORWOOD FINANCIAL CORP

Lewis J. Critelli .... Chairman of the Board
Dr. Andrew A. Forte .... Vice Chairman of the Board
James O. Donnelly........ President & Chief Executive Officer
John M. McCaffery .... Executive Vice President & Chief Financial Officer

WAYNE BANK

Lewis J. Critelli .... Chairman of the Board
Dr. Andrew A. Forte .... Vice Chairman of the Board
James O. Donnelly........ President & Chief Executive Officer
John M. McCaffery .... Executive Vice President, Chief Financial Officer & Secretary
John F. Carmody .... Executive Vice President, Chief Credit Officer
Steven R. Daniels........ Executive Vice President, Director of Consumer Banking
Ryan J. French .... Executive Vice President, Director of Human Resources
Vincent G. O'Bell........ Executive Vice President, Chief Lending Officer
Tracie A. Young........ Executive Vice President, Director of Risk
Scott D. White .... President, Bank of Cooperstown
Joseph W. Adams .... Senior Vice President, Director of Wealth Management & Investment Services
John M. Baker .... Senior Vice President, & Information Technology Manager
Nancy A. Hart........ Senior Vice President,Controller, Director of Operations, & Assistant Secretary
Joseph J. Mahon........ Senior Vice President, Finger Lakes Commercial Loan Team Leader
Diane M. Wylam........ Senior Vice President, Senior Trust Officer
Kristen E. Lancia........ Vice President & Marketing Manager
Thomas A. Byrne .... Senior Vice President
Joseph A. Castrogiovanni .... Senior Vice President
John P. Ford........ Senior Vice President
Karen R. Gasper .... Senior Vice President
Amanda Hall .... Senior Vice President
James M. King........ Senior Vice President
Julie R. Kuen........ Senior Vice President
Matthew Murphy .... Senior Vice President
Scott C. Rickard .... Senior Vice President
Barbara A. Ridd .... Senior Vice President & Assistant Secretary
Michael Rollison .... Senior Vice President
John D. Veleber .... Senior Vice President
Gerald R. Arnese .... Vice President
Douglas W. Atherton .... Vice President
Derek C. Bellinger .... Vice President
Francis E. Crowley .... Vice President
Ronald P. DePasquale .... Vice President
Cynthia Galloway .... Vice President
Jillian E. Guenther .... Vice President
Jill A. Hessling........ Vice President
Annette A. Jurkowski........ Vice President
John W. Karavis .... Vice President
Deborah J. Kennedy .... Vice President
John E. Koczwara .... Vice President
Paul J. Kosiba .... Vice President
Steven P. Lauer........ Vice President
Vonnie A. Lewis .... Vice President
Kyle Liner .... Vice President
Bernyce A. Maltman .... Vice President
Gerry Moore .... Vice President
Ronald W. Poole .... Vice President
Andrew B. Rice .... Vice President
Russell Rohan........ Vice President
Christine Routledge........ Vice President
Briana J. Scholl........ Vice President
Frank J. Sislo .... Vice President
Nicole Southard .... Vice President
Tanyia Vannatta .... Vice President

NORWOOD INVESTMENT CORP

James O. Donnelly........ President & Chief Executive Officer
Scott C. Rickard .... Investment Executive, LPL Financial

we continue to

BUILD MOMENTUM,

positioning us for an even brighter future.


ONTARIO
Geneva
YATES
Penn Yan
OTSEGO
Cooperstown
Oneonta
Franklin
Stamford
Roxbury
Andes
Walton
DELAWARE
Roscoe
SULLIVAN
Callicoon
Liberty
Monticello
Wurtsboro
Lakewood
WAYNE
Waymart
Honesdale
Hawley
Shohola
PIKE
Milford
Clarks Summit
LACKAWANNA
Central Scranton
Exeter
Forty Fort
Hanover Township
LUZERNE
MONROE
Tannersville
Marshalls Creek
Effort
Stroud Mall

WAYNE COUNTY
Hawley, PA
Honesdale, PA
Lakewood, PA
Waymart, PA
Willow Avenue (Honesdale), PA

LACKAWANNA COUNTY
Central Scranton, PA
Clarks Summit, PA

MONROE COUNTY
Effort, PA
Marshalls Creek, PA
Stroud Mall (Stroudsburg), PA
Tannersville, PA

LUZERNE COUNTY
Exeter, PA
Forty Fort, PA
Hanover Township, PA

PIKE COUNTY
Milford, PA
Shohola, PA

DELAWARE COUNTY
Andes, NY
Franklin, NY
Roxbury, NY
Stamford, NY
Walton, NY

SULLIVAN COUNTY
Callicoon, NY
Liberty, NY
Monticello, NY
Roscoe, NY
Wurtsboro, NY

OTSEGO COUNTY
Cooperstown, NY
Oneonta, NY

ONTARIO COUNTY
Geneva, NY

YATES COUNTY
Penn Yan, NY

NORWOOD FINANCIAL CORPWWW.WAYNE.BANKBANKOFTHEFINGERLAKES.COM BANKOFCOOPERSTOWN.COM